Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company 4951 Lake Brook Drive Glen Allen, Virginia 23060-9272	Press Contact: Liz Cougot, (804) 747-3120 IR Contact: Carolyn Jones, (804) 747-3108 Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

July 17, 2006

HILB ROGAL & HOBBS ANNOUNCES APPOINTMENT OF SCOTT R. ROYSTER TO

BOARD OF DIRECTORS

RICHMOND, VA - Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s eighth largest insurance and risk management intermediary, announced today that its board of directors has appointed Scott R. Royster to its board of directors effective immediately.

Mr. Royster is the executive vice president and chief financial officer of Lanham, Maryland-based Radio One, Inc., a diversified urban media company that primarily serves the African-American market. Radio One is the nation’s seventh largest radio broadcasting company, owning 71 stations in 22 urban markets, reaching approximately 14 million listeners weekly.

With a Bachelor of Arts degree in Economics from Duke University and an M.B.A. from Harvard Business School, Mr. Royster began his career in 1987 in the investment banking and private equity industries. After serving as an independent consultant to Radio One from 1995 to 1996, Mr. Royster was appointed the company’s CFO in 1996 and has since helped it to grow from six stations in 2 markets throughout the United States to its current size through acquisitions and organic growth. He has been involved in supporting Radio One’s recent diversification efforts into related media businesses, including TV One, a popular cable channel targeting African-Americans, and the acquisition of Reach Media, a syndication and content company. Mr. Royster serves on the boards of directors of Reach Media and Syndication One, and is very involved with a number of arts, business, and philanthropic organizations. In addition, he was recently named to the Board of Trustees of Arena Stage in Washington, D.C. and serves on the visiting committee of the Harvard Business School.

Martin L. Vaughan, III, chairman and chief executive officer of Hilb Rogal & Hobbs, commented, “Scott Royster’s vast experiences in strengthening and expanding organizations via acquisitions and organic growth will add a valuable viewpoint to our board. His strong background in investment banking and private equity will be an advantageous complement to our audit and finance committees as well. We look forward to welcoming Scott and his exceptional perspective to our board of outstanding business talent.”

Hilb Rogal & Hobbs is the eighth largest insurance intermediary in the United States, with over 120 offices throughout the United States and London. We at HRH help clients manage their risks in property and casualty, employee benefits, professional liability, and other areas of specialized exposure. In addition, HRH offers a full range of personal and corporate financial products and services. We make it our business to understand our clients’ businesses, employees and risks, as well as the insurance and financial markets, so that we can find them the insurance and risk management solutions that best fit their needs. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

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